[LETTERHEAD OF STEVEN L. SISKIND]

                                 April 27, 2011

United States Securities & Exchange Commission
Division of Corporate Finance
100 F Street NE
Washington, DC 20549
Attn: Caroline Kim

     Re:  Amincor, Inc.
          Amendment No. 2 Registration Statement on Form 10
          Filed January 7, 2011
          Form 10-Q for the Quarter Ended September 30, 2010
          Filed November 30, 2010
          Current Reports on Amended Form 8-K
          Filed October 19, 2010, January 26, 2011, and March 2, 2011 File No. 0-49669

Dear Ms. Kim:

     I am writing to you on behalf of my client Amincor, Inc. (the "Company") to confirm that the Securities and Exchange Commission (the "Commission") has granted the Company an extension until May 6, 2011 to file its response to the Commission's April 12, 2011 comment letter.

     Thank you for your courtesies.

                                             Very truly yours,


                                             /s/ Steven L. Siskind
                                             -----------------------------------
                                             Steven L. Siskind

SLS:ah